UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported):  May 5, 2011

PAXTON ENERGY, INC.
(Exact name of registrant as specified in its charter)

Nevada	0-52590	20-1399613
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

295 Highway 50, Suite 2, Lake Village Professional Building, Stateline, NV 89449
Mailing Address:  P.O. Box 1148, Zephyr Cove, NV 89448-1148
(Address of principal executive offices)

Registrant’s telephone number, including area code: (775) 588-5390

Copy of correspondence to:

Richard A. Friedman, Esq.
James M. Turner, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10006
Tel:  (212) 930-9700   Fax:  (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Item 3.02 Unregistered Sales of Equity Securities.

On May 5, 2011 Paxton Energy, Inc. (the “Company”) sold to certain investors (“Purchasers”) units (“Units”) for aggregate cash gross proceeds of $2,133,250 at a price of $30,000 per Unit (the “Financing”). Each Unit consisted of (i) a $30,000 principal amount secured convertible debenture (the “Note”) and (ii) a warrant (“Warrant”) to purchase 200,000 shares of the Company’s common stock (“Common Stock”).

The Notes mature on May 5, 2012 and bear interest at 9% per annum and are convertible at the holder’s option at any time into Common Stock at a conversion price of $0.15 per share.  The Notes will automatically be redeemed with a 30% premium upon a Change of Control or Listing Event (each as defined in the Note). Interest on the Notes is payable quarterly in arrears in cash.  The Notes contain full ratchet anti-dilution protection.  In addition the conversion price shall be adjusted if the conversion price of securities in a subsequent offering by the Company is adjusted pursuant to a make good provision.  The shares of Common Stock issuable upon conversion of the Note are entitled to piggyback registration rights.

The Warrants are exercisable for a period of five year at an exercise price of $0.30 per share.  The Warrants will be exercisable on a cashless basis at any time six months after issuance if there is not an effective registration statement registering for resale the shares issuable upon exercise of the Warrants. The shares of Common Stock issuable upon exercise of the Warrants are entitled to piggyback registration rights.

 In connection with the Financing, we paid our placement agent, Buckman, Buckman & Reid, Inc. (“BBR”), (i) a cash payment of $305,990, which represented a 10% commission of the gross proceeds delivered by Purchasers in the Financing, a 2% non-accountable expense allowance of the gross proceeds delivered by Purchasers in the Financing and a $50,000 retainer and (ii) five-year placement agent Warrants to acquire 1,422,167 shares of Common Stock (“PA Warrants”), which was 10% of the aggregate number of shares of Common Stock issuable upon conversion of the Notes sold through BBR in the Financing, which PA Warrants are exercisable at an exercise price of $0.30 per share. The PA Warrants may be exercised on a cashless basis.

Pursuant to the Notes and Warrants, no holder may convert or exercise such holder’s Note or Warrant if such conversion or exercise would result in the holder beneficially owning in excess of 4.99% of our then issued and outstanding common stock. A holder may, however, increase or decrease this limitation (but in no event exceed 9.99% of the number of shares of Common Stock issued and outstanding) by providing the Company with 61 days’ notice that such holder wishes to increase or decrease this limitation.

Pursuant to a Mineral Mortgage (the “Security Agreement”), between the Company and the Purchasers, the Company granted the Purchasers a first priority lien on all assets acquired from Montecito Offshore, L.L.C. (“Montecito”) pursuant to the Asset Sale Agreement, entered into on March 28, 2011 and amended on April 7, 2011 (the “Montecito Agreement”) between the Company and Montecito.  The Security Agreement will not be executed by the Company unless and until the Company closes on the acquisition of Montecito.  In the event that the Company does not acquire Montecito, the Notes will be unsecured.

           A copy of the press release that discusses these matters is filed as Exhibit 99.1 to, and incorporated by reference in, this report. The information in this Current Report is being furnished and shall not be deemed "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that Section. The information in this Current Report shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, except as shall be expressly set forth by specific reference in any such filing.

ITEM 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

	4.01	Form of Subscription Agreement.

	4.02	Form of Convertible Secured Debenture.

	4.03	Form of Warrant.

	4.04	Form of Mortgage, Assignment, Security Agreement and Financing Statement.

	99.1	Press Release, issued by the Company on May 6, 2011.

SIGNATURE

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PAXTON ENERGY, INC.

Date: May 9, 2011	By: /s/ CHARLES F. VOLK, JR.
Charles F. Volk, Jr.
Chief Executive Officer